CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors
Technologies Scan Corp.
(A Development Stage Company)
Quebec, Canada

We hereby consent to the inclusion in this Registration Statement on Form S-1 Amendment No. 1 of Technologies Scan Corp. of our report dated August 10, 2011 relating to the audit of the balance sheets of Technologies Scan Corp. as of March 31, 2011 and 2010, and the related statements of expenses, stockholders' equity, and cash flows for the years ended March 31, 2011 and 2010 and the period from March 31, 2009 (inception) to March 31, 2011. We also consent to the reference to our firm under the heading *"Experts"* appearing therein.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas

August 10, 2011